Exhibit 10.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

LILLIE SHIPCO LLC

A MARSHALL ISLANDS LIMITED LIABILITY COMPANY

APRIL 27, 2007

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND CONSTRUCTION		1

1.1	Definitions	1
1.2	Construction	7

ARTICLE 2 ORGANIZATION		7

2.1	Formation	7
2.2	Name	8
2.3	Offices	8
2.4	Purposes	8
2.5	Foreign Qualification	8
2.6	Term	8
2.7	Title to Company Assets	8
2.8	Fiscal Year	8

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		8

3.1	Representations and Warranties	8

ARTICLE 4 MEMBERS		9

4.1	Members	9

ARTICLE 5 CAPITAL CONTRIBUTIONS		9

5.1	Initial Capital Contributions	9
5.2	Additional Capital Contributions	10
5.3	Return of Capital Contributions	10
5.4	Advances by Members	10
5.5	Capital Accounts	10

ARTICLE 6 DISTRIBUTIONS; ALLOCATIONS		11

6.1	Distributions	11
6.2	Tax Distributions	11
6.3	Allocations of Profits or Losses	11
6.4	Regulatory Allocations	11
6.5	Curative Allocations	13
6.6	Income Tax Allocations	13
6.7	Other Allocation Rules	14

ARTICLE 7 MANAGEMENT; INFORMATION; OFFICERS; OTHER AGREEMENTS		14

7.1	Management of the Company	14
7.2	Removal; Vacancies	14

LIMITED LIABILITY COMPANY AGREEMENT

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LILLIE SHIPCO LLC

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7.3	Initial Directors	14
7.4	Actions by the Board	14
7.5	Meetings of the Board	15
7.6	Officers	15
7.7	Confidentiality	16

ARTICLE 8 DISSOLUTION, WINDING-UP AND TERMINATION		17

8.1	Dissolution	17
8.2	Winding-Up and Termination	17

ARTICLE 9 INDEMNIFICATION; BUSINESS OPPORTUNITY OBLIGATIONS		18

9.1	Indemnification	18
9.2	No Business Opportunity Obligations	20

ARTICLE 10 TRANSFER OF INTERESTS		21

10.1	Right of First Offer – AMCIC Interests	21
10.2	Right of First Offer – QMAR Interests	21

ARTICLE 11 GENERAL PROVISIONS		21

11.1	Books	21
11.2	Tax Returns and Information	21
11.3	Tax Matters Member	22
11.4	Basis Adjustment	22
11.5	Bank Accounts	22
11.6	Inspection	22
11.7	Notices	22
11.8	Entire Agreement; Supersedure	22
11.9	Effect of Waiver or Consent	22
11.10	Amendment or Restatement	23
11.11	Binding Effect	23
11.12	Governing Law; Severability	23
11.13	Further Assurances	23
11.14	Actions Taken Directly or Indirectly	23
11.15	Counterparts	23

SCHEDULES:

Schedule 1	Members; Capital Contributions	1-1
Schedule 2	Initial Directors	2-1
Schedule 3	Initial Officers	3-1

LIMITED LIABILITY COMPANY AGREEMENT

OF

LILLIE SHIPCO LLC

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LIMITED LIABILITY COMPANY AGREEMENT

OF

LILLIE SHIPCO LLC

A MARSHALL ISLANDS LIMITED LIABILITY COMPANY

This LIMITED LIABILITY COMPANY AGREEMENT of LILLIE SHIPCO LLC, a Marshall Islands limited liability company (the “Company”), dated as of April 27, 2007 (the “Effective Date”), is adopted, executed and agreed to, for good and valuable consideration, by AMCIC Cape Holdings LLC, a Marshall Islands limited liability company (“AMCIC”) and Quintana Maritime Limited, a Marshall Islands corporation (“QMAR” and together with AMCIC each shall sometimes be referred to as a “Member“ and shall collectively be referred to herein as the “Members“).

RECITALS

WHEREAS, the Company was formed as a Marshall Islands limited liability company by the filing on April 27, 2007 of a certificate of formation under and pursuant to the Act (such certificate of formation, as amended or restated from time to time in accordance with this Agreement, the “Certificate”);

WHEREAS, the parties hereto desire to set forth their rights and obligations as Members, to provide for the Company’s management, and to provide for certain other matters, all as permitted under the Act;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members hereby agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. In addition to terms defined in the body of this Agreement, capitalized terms used herein shall have the meanings set forth below.

“Acquisition Price” means the contract price of $80,600,000, subject to adjustment, for the LILLIE.

“Act” means the Republic of the Marshall Islands Limited Liability Company Act of 1996 and any successor statute, as amended from time to time.

“Adjusted Capital Account” means the Capital Account maintained for each Member, (a) increased by any amounts that such Member is obligated to restore (or is treated as obligated to restore under Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5)), and (b) decreased by any amounts described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) with respect to such Member.

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“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified in this Agreement.

“Agreement” means this Limited Liability Company Agreement of the Company, as amended and restated from time to time, including the Schedules hereto.

“AMCIC Designee” has the meaning given thereto in Section 7.1.

“AMCIC Sale Notice” has the meaning given thereto in Section 10.1.

“Board” has the meaning given thereto in Section 7.1.

“Book Value” means, with respect to any property of the Company, such property’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Book Value of any property contributed by a Member to the Company shall be the fair market value of such property as of the date of such contribution as reasonably determined by the Board;

(ii) The Book Values of all properties shall be adjusted to equal their respective fair market values as reasonably determined by the Board in connection with (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution (other than a Capital Contribution made by all Members in proportion to their respective Percentage Interests) to the Company or in exchange for the performance of services to or for the benefit of the Company, (B) the distribution by the Company to a Member of more than a de minimis amount of property (other than a distribution made to all Members in proportion to their respective Percentage Interests) as consideration for an interest in the Company, or (C) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)(1) (other than pursuant to Section 708(b)(1)(B) of the Code); provided that adjustments pursuant to clauses (A) and (B) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) The Book Value of property distributed to a Member shall be the fair market value of such property as of the date of such distribution as reasonably determined by the Board;

(iv) The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and clause (vii) of the definition of Profits and Losses; and

(v) If the Book Value of property has been determined or adjusted pursuant to clause (i), (ii) or (iv) hereof, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Profits and Losses and other items allocated pursuant to Sections 6.3, 6.4, and 6.5.

LIMITED LIABILITY COMPANY AGREEMENT

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LILLIE SHIPCO LLC

“Book Liability Value“ means with respect to any liability of the Company described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such liability in an arm’s-length transaction. The Book Liability Value of each liability of the Company described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Book Values.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which the New York Stock Exchange is closed.

“Business Line” means to (a) enter into the Shipbuilding Contract, (b) acquire, own and operate the LILLIE, (c) borrow money and issue evidence of indebtedness to finance the activities set forth in clause (a) and (b) above, (d) to charter or recharter the LILLIE and (e) do any and all other acts or things that may be incidental or necessary to carry on the business of the Company as described in clauses (a), (b), (c) and (d) above.

“Capesize Vessel” means a drybulk carrier in excess of 150,000 dwt.

“Capital Account” has the meaning set forth in Section 5.5 of this Agreement.

“Capital Contribution” means with respect to each Member, the amount of money contributed to the Company by such Member.

“Certificate” means that certain certificate of formation, dated March 27, 2007, filed in accordance with the laws of the Republic of the Marshall Islands.

“LILLIE” means the Capesize Vessel to be acquired by the Company pursuant to the Shipbuilding Contract.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time. All references herein to Sections of the Code shall include any corresponding provision or provisions of succeeding Law.

“Costs” means the Acquisition Price, any Financing Costs, and any other costs incurred by the Company; provided, however, that Costs shall not include Vessel Management Fees.

“Curative Allocations“ means the allocations pursuant to Section 6.5 of this Agreement.

“Depreciation“ means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to property for such Fiscal Year or other period, except that (i) with respect to any property the Book Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulation Section 1.704-3(d), Depreciation for such taxable year shall be

LIMITED LIABILITY COMPANY AGREEMENT

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LILLIE SHIPCO LLC

the amount of book basis recovered for such Fiscal Year or other period under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and (ii) with respect to any other property the Book Value of which differs from its adjusted tax basis at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided that if the adjusted tax basis of any property at the beginning of such Fiscal Year or other period is zero, Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Board.

“Directors“ has the meaning given thereto in Section 7.1.

“Dissolution Event“ has the meaning given thereto in Section 8.1(a).

“Distributable Cash“ means all cash, revenues and funds received by the Company from Company operations, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred in the operation of the Company’s business; and (iii) such Reserves as the Board deems reasonably necessary for the proper operation of the Company’s business.

“Economic Risk of Loss“ has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Effective Date“ means April 27, 2007.

“Financing Costs“ means all costs associated with borrowings made in connection with the acquisition of the LILLIE including, but not limited to, interest, charges, expenses, fees and other amounts associated with such borrowings.

“Fiscal Year“ has the meaning set forth in Section 2.8 of this Agreement.

“Indemnitee“ means any Member, any Director or any Person who is or was an officer, director, member or partner of the Company or any Member or any Person who is or was serving at the request of the Company, any Member or the Directors as a director, officer or trustee of another Person.

“Interest“ means the interest of a Member, in its capacity as such, in the Company, including, but not limited to, rights to distributions (liquidating or otherwise), allocations, information, all other rights, benefits and privileges enjoyed by such Member (under the Act, the Certificate, this Agreement or otherwise) in its capacity as a Member and otherwise to participate in the management of the Company; and all obligations, duties and liabilities imposed on such Member (in each case, under the Act, the Certificate, this Agreement, or otherwise) in its capacity as a Member.

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LILLIE SHIPCO LLC

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a governmental authority.

“Management Agreement“ means any management agreement between the Company and QMAR providing for the technical and/or commercial management of the LILLIE.

“Member Nonrecourse Debt“ has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain“ has the meaning assigned to the term “partner nonrecourse debt minimum gain” set forth in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deduction“ has the meaning assigned to the term “partner nonrecourse deduction” in Treasury Regulation Section 1.704-2(i)(1).

“Minimum Gain“ has the meaning assigned to that term in Treasury Regulation Section 1.704-2(d).

“Nonrecourse Deduction“ has the meaning assigned to that term in Treasury Regulation Section 1.704-2(b)(1).

“Officers“ has the meaning given thereto in Section 7.6(a).

“Percentage Interest“ means the Percentage Interest of the Members set forth on Schedule 1 hereto.

“Person” means any natural person, limited liability company, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

“Price“ means the fair market value of the Company’s Interests.

“Profits“ or “Losses“ means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

LIMITED LIABILITY COMPANY AGREEMENT

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LILLIE SHIPCO LLC

(iii) In the event the Book Value of any asset is adjusted pursuant to clause (ii) or clause (iii) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv) In the event the Book Liability Value of any liability of the Company described in Treasury Regulation Section 1.752-7(b)(3)(i) is adjusted as required by this Agreement, the amount of such adjustment shall be treated as an item of loss (if the adjustment increases the Book Liability Value of such liability of the Company) or an item of gain (if the adjustment decreases the Book Liability Value of such liability of the Company) and shall be taken into account for purposes of computing Profits or Losses;

(v) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(vi) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

(vii) To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(viii) Any items that are allocated pursuant to Section 6.3(b), the Regulatory Allocations or the Curative Allocations shall not be taken into account in computing Profits and Losses.

“QMAR Designee“ has the meaning given thereto in Section 7.1.

“QMAR Sale Notice“ has the meaning given thereto in Section 10.2.

“Regulatory Allocations“ means the allocations pursuant to Section 6.3(b) and Section 6.4 of this Agreement.

“Reserves“ means funds set aside or amounts allocated to reserves which shall be maintained in amounts deemed sufficient by the Managers for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company’s business.

LIMITED LIABILITY COMPANY AGREEMENT

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LILLIE SHIPCO LLC

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shipbuilding Contract” means that certain shipbuilding contract to be entered into by and among the Company and STX, pursuant to which STX will sell to the Company the 181,000 dwt bulk carrier vessel to be constructed by STX and designated as Hull No. S-1330.

“STX” means STX Shipbuilding Co., Ltd. of the Republic of Korea.

“Tax Distribution“ means, with respect to any Member for any Fiscal Year, the excess, if any, of (i) the product of (a) the federal taxable income allocated by the Company to such Member in such Fiscal Year and all prior years less the federal taxable loss allocated by the Company to such Member in such Fiscal Year and all prior years, multiplied by (b) the highest applicable federal income tax rate applicable to individuals with respect to the character of federal taxable income or loss allocated by the Company to such Member (e.g., capital gains or losses, dividends, ordinary income, etc.), over (ii) the amount of distributions made to such Member pursuant to Section 6.1 during such Fiscal Year and all previous years plus the amount of distributions made to such Member pursuant to Section 6.2 with respect to all previous years.

“Tax Matters Member“ has the meaning set forth in Section 11.3 of this Agreement.

“Transfer,” including the correlative terms “Transferring” or “Transferred,” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary or involuntary or by operation of law), of any Interest (or any interest (pecuniary or otherwise) therein or right thereto), including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, any Interest is transferred or shifted to another Person.

“Vessel Management Fees“ means all fees and related costs due and payable under the Management Agreement.

1.2 Construction. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles and Sections refer to articles and sections of this Agreement; (c) references to Schedules are to schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes; (d) references to money refer to legal currency of the United States of America; and (e) the word “including” means “including without limitation.”

ARTICLE 2

ORGANIZATION

2.1 Formation. The Company was organized as a limited liability company by the filing of the Certificate under the Laws of the Republic of the Marshall Islands and in accordance with and pursuant to the Act. All actions by any Member, or the agent of any Member, in

LIMITED LIABILITY COMPANY AGREEMENT

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LILLIE SHIPCO LLC

making such filing are hereby ratified, adopted and approved. The rights and liabilities of the Members will be determined pursuant to the Act and this Agreement. To the extent that there is any conflict or inconsistency between any provision of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement control and take precedence.

2.2 Name. The name of the Company is “Lillie Shipco LLC” and all Company business must be conducted in that name or such other names that comply with the Laws of the Republic of the Marshall Islands and as the Board may select.

2.3 Offices. The name of the registered agent of the Company in the Republic of the Marshall Islands is The Trust Company of the Marshall Islands, Inc., whose address is Trust Company Complex, Ajeltake Island, Majuro, MH 96960, Republic of the Marshall Islands. The address of the registered office of the Company in the Republic of the Marshall Islands (which need not be a place of business of the Company) is the address of its registered agent in the Marshall Islands. The Company may have such other offices as the Board may designate.

2.4 Purposes. The purpose of the Company is to engage in any lawful act or activity relating to the Business Line.

2.5 Foreign Qualification. Prior to the Company conducting business in any jurisdiction other than the Republic of the Marshall Islands, the Company shall comply, to the extent procedures are available, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.

2.6 Term. The Company shall have perpetual existence unless liquidated or dissolved in accordance with this Agreement and the Act.

2.7 Title to Company Assets.Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in the Company’s assets or any portion thereof.

2.8 Fiscal Year.The fiscal year of the Company (the “Fiscal Year“) shall end on December 31 of each calendar year unless, for United States federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for United States federal income tax purposes and for accounting purposes.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties. Each Member (as to itself only) represents and warrants to the Company and the other Members as follows:

(a) Such Member is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or administration, as the case may be;

LIMITED LIABILITY COMPANY AGREEMENT

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(b) Such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution and delivery by such Member of this Agreement, and the performance of all obligations hereunder have been duly authorized by all necessary action;

(c) This Agreement has been duly and validly executed and delivered by such Member and, assuming due execution and delivery of this Agreement by the other parties hereto, constitutes the binding obligation of such Member enforceable against such Member in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally, and by principles of equity;

(d) The execution, delivery, and performance by such Member of this Agreement will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which such Member is subject, (ii) violate any order, judgment, or decree applicable to such Member or (iii) conflict with, or result in a breach or default under, any term or condition of its organizational or governing documents or any material agreement or other instrument to which such Member is a party; and

(e) Such Member is acquiring its Interest in the Company for its own account, for investment purposes, and not with a view to or in connection with the resale or other distribution of such Interest. Such Member is an “accredited investor” as defined in Rule 501(a) under Regulation D of the Securities Act. Such Member understands and agrees that the Interests have not been registered under the Securities Act and are restricted as to sale. Such Member has knowledge of finance, securities, and investments generally, experience and skill in investments based on actual participation, and has the ability to bear the economic risks of such Member’s investment. Such Member has received and reviewed the information it considers necessary or appropriate for deciding whether to invest in the Company and was able to ask questions and receive answers concerning the terms and conditions of the proposed transaction.

ARTICLE 4

MEMBERS

4.1 Members. Each of the Persons listed on Schedule 1 hereto as a Member has been, or is hereby, admitted as a Member as of the Effective Date.

ARTICLE 5

CAPITAL CONTRIBUTIONS

5.1 Initial Capital Contributions. On the Effective Date, each of the Members shall make Capital Contributions to the Company in the amounts set forth in Schedule 1 hereto.

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5.2 Additional Capital Contributions .

(a) Each of the Members shall be required to make Capital Contributions pro rata in accordance with their respective Percentage Interests in amounts equal to all Costs.

(b) AMCIC shall be required to make Capital Contributions in an amount equal to 100% of all Vessel Management Fees.

(c) All additional Capital Contributions, if any, shall be made by the Members in accordance with their respective Percentage Interests.

(d) The Board shall provide the Members with written notice specifying the funding date, the amount and purpose of the funds and appropriate payment instructions with respect to any capital requested pursuant to this Section 5.2.

5.3 Return of Capital Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

5.4 Advances by Members. If the Company does not have sufficient cash to pay its obligations, with the approval of the Board, any Member may (but shall have no obligation to) advance all or part of the needed funds to or on behalf of the Company, which advance shall constitute a loan from such Member and shall not be a Capital Contribution. Any advance made by a Member shall be repaid by the Company prior to any distributions under Section 6.1.

5.5 Capital Accounts .

(a) A separate capital account (a “Capital Account“) will be maintained for each Member. Each Member’s Capital Account will be increased by: (1) the amount of money contributed by such Member to the Company; (2) the fair market value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); and (3) allocations to such Member of Profits and other items of income and gain pursuant to Sections 6.3, 6.4, and 6.5. Each Member’s Capital Account will be decreased by: (i) the amount of money distributed to such Member by the Company; (ii) the fair market value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code); and (iii) allocations to such Member of Losses and other items of deduction and loss pursuant to Sections 6.3, 6.4, and 6.5.

(b) In the event of a permitted sale or exchange of an Interest the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Interest in accordance with Section 1.704-1(b)(2)(iv)(l) of the Treasury Regulations.

LIMITED LIABILITY COMPANY AGREEMENT

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(c) The manner in which Capital Accounts are to be maintained pursuant to this Section 5.5 is intended to comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder. If the Board determines that the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 5.5 should be modified in order to comply with Code Section 704(b) and the Treasury Regulations, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 5.5, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members as set forth in this Agreement.

ARTICLE 6

DISTRIBUTIONS; ALLOCATIONS

6.1 Distributions. The Company may periodically distribute cash or other property to the Members with the timing and amount of each such distribution to be determined by the Board. All distributions shall be made to the Members in proportion to their respective Percentage Interests.

6.2 Tax Distributions. The Company shall, subject to having sufficient Distributable Cash, make distributions to the Members to the extent of the required Tax Distribution, if any, of such Member for such Fiscal Year. Any distributions made pursuant to this Section 6.2 to a Member shall be treated as an advance payment of, and shall reduce by a like amount, the amounts otherwise distributable to such Member pursuant to Section 6.1 in subsequent distributions.

6.3 Allocations of Profits or Losses .

(a) After giving effect to the Regulatory Allocations set forth in Section 6.4 and the special allocations set forth in Section 6.3(b), and except as provided in Section 6.3(c), for any Fiscal Year or other period, all Profits or Losses for such Fiscal Year or other period shall be allocated to the Members in proportion to their respective Percentage Interests.

(b) All deductions arising from the payment of any of the Vessel Management Fees shall be specially allocated to the Capital Account of AMCIC.

(c) Losses shall not be allocated pursuant to Section 6.3 to the extent that such allocation would cause a Member to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit balance in its Adjusted Capital Account) at the end of such Fiscal Year or other period. All Losses in excess of the limitation set forth in this Section 6.3(b) shall be allocated to the Members who do not have a deficit balance in their Adjusted Capital Account in proportion to their relative Percentage Interests but only to the extent that such Losses do not cause any such Member to have a deficit in its Adjusted Capital Account.

6.4 Regulatory Allocations. The following allocations shall be made in the following order:

(a) Nonrecourse Deductions shall be allocated to the Members in accordance with their respective Percentage Interests.

LIMITED LIABILITY COMPANY AGREEMENT

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(b) Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the Economic Risk of Loss for such Member Nonrecourse Debt as determined under Treasury Regulation Section 1.704-2(b)(4). If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss. This Section 6.4(b) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

(c) Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for a Fiscal Year (or if there was a net decrease in Minimum Gain for a prior Fiscal Year and the Company did not have sufficient amounts of income and gain during prior years to allocate among the Members under this Section 6.4(c)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(g)(2)). This Section 6.4(c) is intended to constitute a minimum gain chargeback under Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(d) Notwithstanding any provision hereof to the contrary except Section 6.4(c) (dealing with Minimum Gain), if there is a net decrease in Member Nonrecourse Debt Minimum Gain for a Fiscal Year (or if there was a net decrease in Member Nonrecourse Debt Minimum Gain for a prior Fiscal Year and the Company did not have sufficient amounts of income and gain during prior years to allocate among the Members under this Section 6.4(d), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(i)(4)). This Section 6.4(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e) Notwithstanding any provision hereof to the contrary except Section 6.4(c) and Section 6.4(d) (dealing with Minimum Gain and Member Nonrecourse Debt Minimum Gain), a Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) shall be allocated items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year or other period) in an amount and manner sufficient to eliminate any deficit balance in such Member’s Adjusted Capital Account as quickly as possible. This Section 6.4(e) is intended to constitute a qualified income offset under Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(f) In the event that any Member has a negative Adjusted Capital Account at the end of any Fiscal Year, such Member shall be allocated items of Company income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 6.4(f) shall be made only if and to the extent that such Member would have a negative Adjusted Capital Account after all other allocations provided for in this Section 6.4(f) have been tentatively made as if Section 6.4(e) and this Section 6.4(f) were not in this Agreement.

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(g) To the extent an adjustment to the adjusted tax basis of any Company properties pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to any Member in complete liquidation of such Member’s Membership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) if such Section applies, or to the Member to whom such distribution was made if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

6.5 Curative Allocations. The Regulatory Allocations are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may be inconsistent with the manner in which the Members intend to divide Company distributions. Accordingly, the Board is authorized to divide other allocations of Profits, Losses, and other items among the Members, to the extent that they exist, so that the net amount of the Regulatory Allocations and the Curative Allocations to each Member is zero. The Board will have discretion to accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Treasury Regulations.

6.6 Income Tax Allocations.

(a) To the maximum extent possible and except as otherwise provided in this Section 6.6, all items of income, gain, loss and deduction for Federal income tax purposes shall be allocated in the same manner as the corresponding item of income, gain, loss and deduction for Capital Account purposes is allocated.

(b) In accordance with Code Section 704(c) and the applicable Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value. In the event the Book Value of any property is adjusted pursuant to clause (ii) or (iv) of the definition of Book Value, subsequent allocations of income, gain, loss, and deduction with respect to such property shall take account of any variation between the adjusted basis of such property for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the applicable Regulations thereunder.

(c) Any (i) recapture of depreciation, depletion, intangible drilling costs or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of remedial allocations), and (ii) recapture of credits shall be allocated to the Members in accordance with applicable law.

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(d) Allocations pursuant to this Section 6.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

6.7 Other Allocation Rules.

(a) All items of income, gain, loss, deduction and credit allocable to an Interest in the Company that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as the owner of such interest, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the regulations thereunder.

(b) The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulation Section 1.752-3(a)(3), shall be determined in accordance with their Percentage Interests.

ARTICLE 7

MANAGEMENT; INFORMATION; OFFICERS; OTHER AGREEMENTS

7.1 Management of the Company. The affairs of the Company shall be governed by “managers” (as such term is defined in the Act) who shall be referred to as “Directors“ in this Agreement and who shall govern collectively through a Board of Directors (the “Board“). The Board shall consist of two Directors appointed as follows: (i) one director shall be designated by AMCIC (the “AMCIC Designee“) and (ii) one director shall be designated by QMAR (the “QMAR Designee“).

7.2 Removal; Vacancies.

(a) A Director may only be removed from the Board of Directors, with or without cause, by the Member who appointed such Director to serve on the Board.

(b) Any vacancy created by the death, disability, retirement, resignation or proper removal of any Director shall be filled by the Member that designated such former Director.

7.3 Initial Directors. The Members hereby appoint, effective as of the Effective Date, the individuals listed on Schedule 2 to this Agreement to serve as the initial Directors of the Company until their removal or replacement in accordance with this Agreement.

7.4 Actions by the Board. Unless explicitly provided otherwise in this Agreement, the Board shall have the power, right and authority on behalf, and in the name of, the Company to carry out any and all of the objects and purposes of the Company. All decisions of the Board shall be exercisable only upon the unanimous vote of the Board.

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7.5 Meetings of the Board.

(a) Meetings of the Board, regular or special, may be held either within or without the Republic of the Marshall Islands.

(b) Regular meetings of the Board shall be held at such times and places as may be fixed from time to time by resolution adopted by the Board. Except as otherwise provided by the Act, any and all business may be transacted at any regular meeting.

(c) Special meetings of the Board may be called by request of any Director so long as notice is provided to each other Director twenty-four (24) hours in advance of such meeting; provided, however, that the presence at such meeting shall be deemed to be a waiver of such notice requirement.

(d) Notice will be deemed to have been provided once given by any one of the following three forms: (i) by email to the corresponding email address; (ii) by telephone to the corresponding telephone and cellular numbers; or (iii) by fax to the corresponding fax number, listed below the name of each Director on Schedule 2. Each Director agrees to notify the Board, in writing, of any change to such email address, telephone number or fax number listed on Schedule 2, after which notice will not be deemed to have been given unless notification has been provided in the manner set forth above to such new address or number.

(e) Directors may participate in and hold a meeting by means of conference telephone, video conference or similar communications equipment by means of which all Directors participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting.

(f) Directors may vote at any meeting by a written proxy executed by such Director and delivered to another Director.

(g) The Board may act by unanimous written consent in lieu of a meeting.

7.6 Officers.

(a) The Board may, from time to time, designate one or more Persons to be officers of the Company (“Officers“). The initial Officers of the Company are listed on Schedule 3 hereto. Any number of offices may be held by the same person. The election or appointment of an Officer shall not of itself create contractual rights.

(b) Any Officer so designated shall have such power, authority and duties as the Board may, from time to time, delegate to them.

(c) The Board may, in its sole discretion, remove any Officer with or without cause at any time.

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(d) Unless otherwise provided by resolution of the Board, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

7.7 Confidentiality. The Members acknowledge that they may receive information from or regarding the Company or the other Members that is confidential, the release of which may be damaging to the Company, the other Members or Persons with whom they do business. Each Member shall hold in confidence and not disclose any information it receives regarding the Company or the other Members that is identified as being confidential and may not disclose it to any Person other than another Member, except for disclosures:

(a) compelled by Law or required or requested by subpoena or request from a court, regulator or a stock exchange (but such Member shall notify the Company or the Member affected by such disclosure, as applicable, promptly of any request for that information before disclosing it if practicable);

(b) to Affiliates, advisers or representatives of such Member; provided, that (ii) such Affiliates, advisors, or representatives are informed of the confidential nature of such information, and agree in writing prior to receiving such information to keep such information confidential, and (ii) that the disclosing Member remains liable for any breach by its Affiliates, advisors and/or representatives;

(c) of information that such Member also has received from a source independent of the Company, Subsidiary or other Member, as applicable, that such Member reasonably believes obtained that information without breach of any obligation of confidentiality;

(d) of information in connection with litigation against the Company or any Member to which the disclosing Member is a party (but such Member shall notify the Company affected by such disclosure, as applicable, as promptly as practicable prior to making such disclosure, if practicable); or

(e) permitted in writing by the Company or Member affected by such disclosure, as applicable.

The Members agree that breach of the provisions of this Section 7.7 may cause irreparable injury to the Company or the other Members for which monetary damages (or other remedy at Law) are inadequate in view of: (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provisions; and (ii) the uniqueness of the Company’s and each other Member’s business and the confidential nature of the information described in this Section 7.7. Accordingly, the Members agree that the provisions of this Section 7.7 may be enforced by specific performance. Notwithstanding the foregoing, this Section 7.7 shall in no way prevent the Board from complying with its obligations under this Agreement or otherwise operating the Company.

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ARTICLE 8

DISSOLUTION, WINDING-UP AND TERMINATION

8.1 Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”), and no other event shall cause the Company’s dissolution:

(i) the approval of all Members; and

(ii) the entry of a decree of judicial dissolution of the Company under Section 47 of the Act.

(b) To the maximum extent permitted by the Act, the death, retirement, expulsion, bankruptcy or dissolution of a Member shall not constitute a Dissolution Event and, notwithstanding the occurrence of any such event or circumstance, the business of the Company shall be continued without dissolution.

8.2 Winding-Up and Termination. Upon the dissolution of the Company, unless it is reconstituted pursuant to the Act, the Board or a Person or Persons selected by the Board shall act as liquidator or shall appoint one or more liquidators who shall have full authority to wind up the affairs of the Company and make final distribution as provided herein. The steps to be accomplished by the liquidator are as follows:

(a) As promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made of the Company’s assets, liabilities and operations through the last day of the month in which the dissolution occurs or the final liquidation is completed, as appropriate.

(b) The liquidator shall pay, satisfy or discharge from Company funds all of the debts (including the debts owing to any Member), liabilities and obligations of the Company all expenses incurred in liquidation) or otherwise make adequate provision thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine).

(c) To the extent that the Company has any assets remaining:

(i) the liquidator may sell any or all Company property, including to the Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of Members in accordance with the provisions of Article 6.

(ii) with respect to all Company property that has not been sold, the fair market value of that property shall be determined by an independent appraiser and the Capital Accounts of Members shall be adjusted to reflect the manner in which the

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unrealized income, gain, loss and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

(iii) Company property shall be distributed among the Members in accordance with their respective positive Capital Account balances.

(d) Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the Act and all other applicable laws pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

(e) Notwithstanding any provision in this Agreement to the contrary, no Member shall be obligated to restore a deficit balance in its Capital Account at any time.

(f) On completion of the distribution of Company assets as provided herein, the Company shall be terminated and the Members shall file a certificate of cancellation, cancel any other filings made pursuant to Article 2 and take such other actions as may be necessary to terminate the Company.

ARTICLE 9

INDEMNIFICATION; BUSINESS OPPORTUNITY OBLIGATIONS

9.1 Indemnification.

(a) To the fullest extent permitted by the Act but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that no Indemnitee shall be indemnified by the Company for any acts or omissions by the Indemnitee that constitute bad faith, fraud, willful or intentional misconduct or criminal wrongdoing, gross negligence, or a material breach of the legal duties imposed by applicable limited liability company statutes (to the extent not modified by the express provisions of this Agreement). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 9.1 shall be made only out of the assets of the Company, it being agreed that neither the Members nor any Director shall be personally liable for such indemnification or shall have any obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by the Act, expenses (including, without limitation, legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to

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Section 9.1(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 9.1.

(c) The indemnification provided by this Section 9.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Members or the Board, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain (or reimburse the Board or its Affiliates for the cost of) insurance, on behalf of the Board and the Officers and such other Persons as the Board shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities with such coverage and upon the terms and conditions as the Board may determine, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g) The provisions of this Section 9.1 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(h) No amendment, modification or repeal of this Section 9.1 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligation of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 9.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(i) Each Member acknowledges and agrees that (i) such Member has carefully reviewed this Agreement and the terms hereof, (ii) in making its decision to enter into this Agreement on the date hereof such Member has relied upon independent investigations made by it and its representatives, and (iii) such Member hereby waives and releases any claims against the Company and/or the Directors that the terms of this Agreement are unfair or otherwise injurious to such Member.

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9.2 No Business Opportunity Obligations. None of the Members or any Director (or any of their Affiliates) shall have any obligation, as a result of any such Person’s status as a Member or Director (or Affiliate thereof), to present a business opportunity to the Company or to refrain from taking advantage of a business opportunity individually whether or not such opportunity falls within the purpose of the Company as described in Section 2.4 herein; provided, however, that nothing in this Section 9.2 shall be deemed to authorize any Person to prevent the Company from pursuing any business opportunity that such Person is pursuing in an individual capacity.

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ARTICLE 10

TRANSFER OF INTERESTS

10.1 Right of First Offer – AMCIC Interests. In the event that AMCIC proposes to Transfer all or part of its Interests to an unaffiliated third party, AMCIC shall give QMAR written notice (“AMCIC Sale Notice“) at the address listed on Schedule 1 of its intention, describing the Interests to be Transferred, the Price, and the terms and conditions upon which such Interests are to be Transferred. QMAR shall have five Business Days from the receipt of the AMCIC Sale Notice to agree to purchase all or part of such Interests at the Price and the terms and conditions specified in the AMCIC Sale Notice by giving written notice to AMCIC and stating therein the quantity of Interests to be purchased. If QMAR fails to elect to acquire any or all of the Interests in question, AMCIC shall have the right to Transfer the Interests in respect of which QMAR’s rights under this Section 10.1 were not exercised to an unaffiliated third-party at terms and conditions materially no more favorable to such third-party than those specified in the AMCIC Sale Notice. If the AMCIC has not Transferred such Interests within ninety (90) days of the date upon which the AMCIC Sale Notice was first provided to QMAR, AMCIC shall not thereafter Transfer any Interests, without again first complying with the procedures set forth in this Section 10.1.

10.2 Right of First Offer – QMAR Interests. In the event that QMAR proposes to Transfer all or part of its Interests, QMAR shall give AMCIC written notice (the “QMAR Sale Notice“) at the address listed on Schedule 1 of its intention, describing the Interests to be Transferred, the Price, and the terms and conditions upon which such Interests are to be Transferred. AMCIC shall have five Business Days from the receipt of the QMAR Sale Notice to agree to purchase all or part of such Interests at the Price and the terms and conditions specified in the QMAR Sale Notice by giving written notice to QMAR and stating therein the quantity of Interests to be purchased. If AMCIC fails to elect to acquire any or all of the Interests in question, then QMAR shall the right to Transfer the Interests in respect of which AMCIC’s rights under this Section 10.2 were not exercised to an unaffiliated third-party at terms and conditions materially no more favorable to such third-party than those specified in the QMAR Sale Notice. If QMAR has not Transferred such Interests within ninety (90) days of the date upon which the QMAR Sale Notice was first provided to AMCIC, QMAR shall not thereafter Transfer any Interests, without again first complying with the procedures set forth in this Section 10.2.

ARTICLE 11

GENERAL PROVISIONS

11.1 Books. To the extent required by the Act, the Company shall maintain or cause to be maintained complete and accurate records and books of account of the Company’s affairs.

11.2 Tax Returns and Information. The Members intend for the Company to be treated as a partnership for U.S. federal income tax purposes, but not for any other purposes. The Company shall prepare or cause to be prepared all U.S. federal, state and local and Non-U.S. income and other tax returns which the Company is required to file and shall furnish copies of

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any such returns to the Members, upon request. The Company shall also provide to any Member and any other information which such Member may reasonably request in order to enable such Member to comply with its tax filing or payment obligations as a result of its ownership of an interest in the Company.

11.3 Tax Matters Member. QMAR shall be the “tax matters partner” (the “Tax Matters Member“) of the Company under Section 6231(a)(7) of the Code.

11.4 Basis Adjustment. Upon the transfer of all or part of an interest in the Company, the Board may, in its reasonable discretion, cause the Company to elect, pursuant to Section 754 of the Code or the corresponding provisions of subsequent law, to adjust the basis of the Company properties as provided by Sections 734 and 743 of the Code.

11.5 Bank Accounts. The Company shall maintain one or more bank accounts in the name of the Company in such bank or banks as maybe determined by the Board, which accounts shall be used for the payment of expenditures incurred by the Company in connection with the business of the Company and in which shall be deposited any and all receipts of the Company. All such receipts shall be and remain the property of the Company and shall not be commingled in any way with the funds of any other Person.

11.6 Inspection. The Company shall permit, on a quarterly basis, upon reasonable request and notice, each Member to examine the books of account of, and visit and inspect the properties of the Company, at reasonable times during normal business hours and without unreasonably interfering with the Company’s business operations; provided, that such Member consults with and coordinates such inspection with the Board.

11.7 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile or by e-mail, or similar transmission; and a notice, request or consent given under this Agreement is effective on receipt by the Person to receive it. All notices, requests, and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Schedule 1 or such other address as that Member may specify by notice to the other Members. All notices, requests and consents to be sent to the Company must be sent to or made at the address of the Company’s principal place of business.

11.8 Entire Agreement; Supersedure. This Agreement and other agreements expressly mentioned herein constitute the entire agreement of the Members, and their respective Affiliates relating to the Company and supersede all prior contracts or agreements with respect to the Company, whether oral or written, including the letter of intent signed by the parties hereto.

11.9 Effect of Waiver or Consent. The failure of any Person to insist upon strict performance of a covenant hereunder or of any obligations hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Person’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

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11.10 Amendment or Restatement. Except as expressly set forth herein, amendments, restatements and waivers of all or any portion of this Agreement may only be made by a written instrument adopted, executed and agreed to by all of the Members.

11.11 Binding Effect. This Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors, and permitted assigns.

11.12 Governing Law; Severability. This Agreement is governed by and shall be construed in accordance with the laws of the Republic of the Marshall Islands, excluding any conflict-of-laws rule or principle that might refer to the governance or the construction of this Agreement to the Law of another jurisdiction. If a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in the agreement of a limited liability company (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by Law.

11.13 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

11.14 Actions Taken Directly or Indirectly. Where any provision of this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

11.15 Counterparts. This Agreement may be executed in any number of counterparts, including facsimile counterparts, with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

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IN WITNESS WHEREOF, the following parties have executed this Agreement as of the Effective Date.

MEMBERS:

AMCIC CAPE HOLDINGS LLC

By:	AMCI Capital L.P., its sole member

By:	AMCI Capital GP Limited,
its General Partner

By:	/s/ Hans J. Mende
Name:	Hans J. Mende
Title:	Director

QUINTANA MARITIME LIMITED

By:	/s/ Stamatis Molaris
Name:	Stamatis Molaris
Title:	Chief Executive Officer

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Signature Page

SCHEDULE 1

MEMBERS; CAPITAL CONTRIBUTIONS

Member and Address	Initial Capital Contribution	Percentage Interest
AMCIC Cape Holdings LLC c/o AMCI Capital L.P. 475 Steamboat Road Greenwich, CT 06830 Facsimile: ( ) - Email:	$500.00	50.0%
Quintana Maritime Limited Pandoras 13 & Kyprou Street 166 74 Glyfada Athens, Greece Facsimile: ( ) - Email:	$500.00	50.0%

Schedule 1-1

SCHEDULE 2

INITIAL DIRECTORS

AMCIC Designee:

Hans J. Mende

E-mail: hjm@amcigroup.com

Telephone:

Fax: +1 (203) 625-9231

QMAR Designee:

Stamatis Molaris

E-mail: smolaris@quintanamaritime.com

Telephone:

Fax: +30 210 898 6846

Schedule 2-1

SCHEDULE 3

INITIAL OFFICERS

Name	Title
Stamatis Molaris	Chief Executive Officer

Paul Cornell	Chief Financial Officer and Treasurer

Nikos Frantzeskakis	Chief Operating Officer and Chief Commercial Officer

Steve Putman	Vice President and Secretary

Effie Paraskevopoulou	Assistant Secretary

Schedule 3-1